                                                                     Exhibit 2.2


                           COMMON STOCK AND WARRANTS
                               PURCHASE AGREEMENT



                                 by and between



                               SOURCE MEDIA, INC.


                                      and


                            INSIGHT INTERACTIVE, LLC



                                  Dated as of


                                 July 29, 1999

                  COMMON STOCK AND WARRANTS PURCHASE AGREEMENT

                               Table of Contents

                                                                                    Page
ARTICLE I    Covenants Regarding Consents and Approvals; Due Diligence                1
   Section 1.1      Consents and Approvals Sought by the Company                      1
   Section 1.2      Consents and Approvals Sought by Insight                          2
   Section 1.3      Exclusivity                                                       2

ARTICLE II   Purchase of Common Stock and Warrants                                    3
   Section 2.1      Sale of Common Stock                                              3
   Section 2.2      Purchase Price                                                    3
   Section 2.3      Sale of Warrants                                                  3
   Section 2.4      Closing                                                           3

ARTICLE III  Company Covenants Regarding Shareholder Rights Granted Insight           3
   Section 3.1      Board of Directors                                                3
   Section 3.2      Board Committees                                                  4
   Section 3.3      Grant of Preemptive Rights                                        4
   Section 3.4      Organic Changes                                                   5

ARTICLE IV   Representations, Warranties and Covenants of the Company                 6
   Section 4.1      Corporate Existence and Qualification                             6
   Section 4.2      Subsidiaries                                                      6
   Section 4.3      Capitalization                                                    7
   Section 4.4      Corporate Authority, Approval and Enforceability                  7
   Section 4.5      Noncontravention                                                  8
   Section 4.6      Shares Validly Issued/Registration                                8
   Section 4.7      Litigation                                                       10
   Section 4.8      Contracts                                                        11
   Section 4.9      Licensed Intellectual Property and Intangible Property and Data  12
   Section 4.10     Compliance with Laws                                             14
   Section 4.11     Taxes                                                            14
   Section 4.12     Financial Statements                                             14
   Section 4.13     Subsequent Events                                                15
   Section 4.14     Governmental Consents and Approvals                              15
   Section 4.15     Other Consents and Approvals                                     15
   Section 4.16     Loan Obligations and Commitments                                 16
   Section 4.17     Filing Under the Securities Exchange Act of 1934                 16
   Section 4.18     Registration Rights                                              16
   Section 4.19     Disclosures                                                      16
   Section 4.20     Further Assurances                                               16

ARTICLE V    Representations and Warranties of Insight                               16
   Section 5.1      Existence and Qualification                                      16
   Section 5.2      Authority, Approval and Enforceability                           17
   Section 5.3      Information Provided by Insight with Respect to
                     Share Registration                                              17
   Section 5.4      Governmental Consents and Approvals                              17
   Section 5.5      Acquisition for Investment                                       17

ARTICLE VI   Closing Deliveries                                                      18
   Section 6.1      Deliveries by the Company                                        18
   Section 6.2      Deliveries by Insight                                            19

ARTICLE VII  Conditions Precedent to the Closing Obligation of Insight               19
   Section 7.1      Accuracy of Representations and Warranties                       19
   Section 7.2      Performance of Covenants and Agreements                          20
   Section 7.3      Litigation                                                       20
   Section 7.4      Closing Deliveries                                               20
   Section 7.5      Contribution Agreement and Operating Agreement                   20
   Section 7.6      Adverse Change                                                   20
   Section 7.7      Consents and Approvals                                           20
   Section 7.8      Effect of Closing                                                20

ARTICLE VIII  Conditions Precedent to the Closing Obligation of the Company          20
   Section 8.1      Accuracy of Representations and Warranties                       20
   Section 8.2      Performance of Covenants and Agreements                          21
   Section 8.3      Litigation                                                       21
   Section 8.4      Closing Deliveries                                               21
   Section 8.5      Contribution Agreement and Operating Agreement                   21
   Section 8.6      Consents and Approvals                                           21
   Section 8.7      Effect of Closing                                                21

ARTICLE IX   Indemnification                                                         21
   Section 9.1      Indemnification by the Company                                   21
   Section 9.2      Indemnification by Insight                                       22
   Section 9.3      Indemnity Procedure                                              22
   Section 9.4      Definition of Losses                                             23
   Section 9.5      Limitation on Source Indemnification                             23

ARTICLE X    Disputes                                                                24
   Section 10.1     Procedure                                                        24
   Section 10.2     Initiation of Procedure                                          24
   Section 10.3     Unassisted Settlement                                            24
   Section 10.4     Selection of Arbitrator                                          24
   Section 10.5     Time and Place for ADR                                           24
   Section 10.6     Exchange of Information                                          24
   Section 10.7     Summary of Views                                                 25
   Section 10.8     Staffing the ADR                                                 25
   Section 10.9     Conduct of ADR                                                   25
   Section 10.10    Decision of Arbitrator                                           25
   Section 10.11    Fees of Arbitrator; Disqualification                             25
   Section 10.12    Court Order                                                      25

ARTICLE XI   Termination                                                             25
   Section 11.1     Termination                                                      25
   Section 11.2     Effect of Termination                                            26

ARTICLE XII  Notices                                                                 26

   Section 12.1     Procedure and Addresses                                          26
   Section 12.2     Change of Notice Address                                         27

ARTICLE XIII  General                                                                27
   Section 13.1     Entire Agreement                                                 27
   Section 13.2     Headings                                                         28
   Section 13.3     Governing Law; Jurisdiction and Venue                            28
   Section 13.4     Counterparts                                                     28
   Section 13.5     Binding Agreement; Assignment                                    28
   Section 13.6     Amendment                                                        28
   Section 13.7     No Waiver                                                        28
   Section 13.8     Severability                                                     28
   Section 13.9     Certain Definitions                                              28

SCHEDULE LIST                                                                        32

EXHIBIT LIST                                                                         33

                  COMMON STOCK AND WARRANTS PURCHASE AGREEMENT


     THIS COMMON STOCK AND WARRANTS PURCHASE AGREEMENT (the "Agreement") is made as of this 29th day of July, 1999, by and between Source Media, Inc., a Delaware corporation ("Source Media" or the "Company") and Insight Interactive, LLC, a Delaware limited liability company ("Insight").

                                    Recitals

     A. The Company and Insight have executed a Contribution Agreement ("Contribution Agreement") of even date, pursuant to which such parties have agreed to form NewCo, L.L.C., a Delaware limited liability company ("NewCo") into which each party shall contribute or license certain assets and thereafter certain business operations shall be conducted on a joint basis.

     B. In consideration of the transactions contemplated in the Contribution Agreement, Insight has agreed to acquire 842,105 shares of the Company's $.001 par value per share common stock ("Common Stock") in exchange for Twelve Million Dollars ($12,000,000).

     C. The Company has also agreed to issue to Insight warrants ("Warrants") upon the terms more specifically described herein, pursuant to which Insight will have the right to acquire up to an additional 4,596,786 shares of Common Stock (subject to adjustment for cashless exercises of warrants as set forth on Schedule 4.3).

     D. In connection with such investment in the Company by Insight, the Company has also agreed to provide Insight with certain additional rights and preferences as a shareholder of the Company, which rights and preferences are more fully set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties do hereby covenant, promise, agree, represent and warrant as follows.


                                   ARTICLE I
           Covenants Regarding Consents and Approvals; Due Diligence
           ---------------------------------------------------------

      Section 1.1   Consents and Approvals Sought by the Company.  Insight has
                    --------------------------------------------
been informed by the Company that it is necessary for the Company to obtain certain approvals to consummate the transactions contemplated hereby and the transactions necessary for the formation of NewCo pursuant to the Contribution Agreement. The Company has informed Insight that it believes it can secure all such approvals. Further, the Company hereby agrees and covenants: (a) that it shall use its best efforts to provide to third parties with approval rights all relevant information pertaining to the transactions for which approval is sought, to initiate communications with such parties in order to obtain their consents and to encourage such parties to render their consents; and (b) that it will utilize good faith commercially reasonable efforts in taking other actions to secure all approvals which are necessary for the consummation of the transactions contemplated hereunder. Due to the necessity of securing such approvals, except as provided in Section 4.5, the transactions contemplated hereunder shall be consummated only when all such approvals have been obtained.

     Specifically, the Company agrees and covenants that: (x)  Within twenty
(20) business days after the execution of this Agreement, the Company will file its preliminary proxy materials with the Securities and Exchange Commission ("SEC") (which materials will be utilized to solicit the necessary consents and approvals of the transactions contemplated hereunder and under the Contribution Agreement from the Company's common stockholders) and thereafter will as promptly as possible file definitive proxy materials with the SEC, using good faith commercially reasonable efforts in responding to any comments of the SEC staff regarding the preliminary proxy material; (y) Also within the twenty (20) business day period after the execution of this Agreement, the Company will prepare and have ready for distribution all materials which it will utilize in soliciting any other consents or approvals required to be obtained by it (other than the submission of forms and materials which may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR")), so that said materials can be distributed concurrently with the distribution of the Company's definitive proxy materials; and (z) Within thirty (30) days after the execution of this Agreement, if required, the Company shall file with the Federal Trade Commission and the Department of Justice the notification form, together with all necessary materials and information, to attempt to secure the expiration or termination of all applicable waiting period(s) relating to any or all of the transactions contemplated hereunder and under the Contribution Agreement as required on its part under HSR ("HSR Consent"). The Company agrees and covenants that it shall inform Insight of all material developments in its efforts to obtain necessary consents and approvals and that simultaneously with the transmittal to third parties or to governmental agencies, it shall provide Insight with copies of all correspondence, filings or other written documentation related to efforts to obtain these consents.

      Section 1.2   Consents and Approvals Sought by Insight.     The Company
                    ----------------------------------------
has been informed by Insight that it is necessary for Insight to obtain certain approvals to consummate the transactions contemplated hereby and the transactions necessary for the formation of NewCo pursuant to the Contribution Agreement. Insight has informed the Company that it believes it can secure all such approvals. Further, Insight hereby agrees and covenants: (a) that it shall use its best efforts to provide to third parties with approval rights all relevant information pertaining to the transactions for which approval is sought, to initiate communications with such parties in order to obtain their consents and to encourage such parties to render their consents; and (b) that it will utilize good faith commercially reasonable efforts in taking other actions to secure all approvals which are necessary for the consummation of the transactions contemplated hereunder. Due to the necessity of securing such approvals, the transactions contemplated hereunder shall be consummated only when all such approvals have been obtained. Specifically, Insight agrees and
covenants that   within thirty (30) days after the execution of this Agreement, if required, Insight shall file with the Federal Trade Commission and the Department of Justice the notification form, together with all necessary materials and information, to attempt to secure the expiration or termination of all applicable waiting period(s) relating to any or all of the transactions contemplated hereunder and under the Contribution Agreement as required on its part under the HSR Consent. Insight agrees and covenants that it shall inform the Company of all material developments in its efforts to obtain necessary consents and approvals and that simultaneously with the transmittal to third parties or to governmental agencies, it shall provide Source with copies of all correspondence, filings or other written documentation related to efforts to obtain these consents.

      Section 1.3   Exclusivity.  During the period starting with the date of
                    -----------
execution hereof and ending with the Closing (the "Exclusivity Period"), neither the Company nor its direct or indirect subsidiaries nor their respective directors or executive officers shall, directly or indirectly through their respective employees, representatives or agents, participate in any substantive negotiations regarding a competing or conflicting transaction with any person or entity (or with any representative or agent of any person or entity) other than Insight or its Affiliates concerning (a) a merger, consolidation or other business combination involving another person or entity, (b) the license, sublicense, or grants of rights to use, or the sale, assignment, transfer, conveyance or other disposition of any material asset of the Company or (c) the issuance by the Company of any of its securities (including convertible debt) for cash or other property except in compliance with Section 4.3.


                                   ARTICLE II
                     Purchase of Common Stock and Warrants
                     -------------------------------------

      Section 2.1   Sale of Common Stock.  Subject to the terms and conditions
                    --------------------
herein stated, the Company agrees to sell, assign, transfer and deliver to Insight, and Insight agrees to purchase from the Company, 842,105 shares of Common Stock (the "Shares").

      Section 2.2   Purchase Price.  In full consideration for the sale to
                    --------------
Insight of the Shares, Insight will pay to the Company at Closing an amount in cash equal to approximately $14.25 per share, for a total of $12,000,000 ("Purchase Price"), which amount shall be delivered by wire transfer of immediately available federal funds into an account or accounts designated by the Company (with wire transfer instructions provided to Insight in writing at least three (3) days prior to Closing).

      Section 2.3   Sale of Warrants.  Subject to the terms and conditions
                    ----------------
herein stated, in consideration of the covenants and agreements of Insight made herein and in the Contribution Agreement and the Operating Agreement, the Company further agrees to sell, assign, transfer and deliver to Insight, and Insight agrees to purchase from the Company, Warrants entitling the holder thereof for a period of five (5) years from Closing to acquire 4,596,786 shares of Common Stock (subject to adjustment for cashless exercises of warrants as set forth on Schedule 4.3), at an initial exercise price of $20.00 per share, and containing the other terms and conditions as set forth in the form of Stock Purchase Warrant attached hereto as Exhibit A (the "Stock Purchase Warrant").
                                    ---------

      Section 2.4   Closing.  The closing of the transactions contemplated
                    -------
herein ("Closing") shall occur simultaneously with the closing contemplated under the Contribution Agreement (i.e., on the sixth business day following the satisfaction or waiver of the conditions set forth in Articles VII and VIII of the Contribution Agreement (other than those that are closing deliveries) and in Articles VII and VIII herein (other than those that are closing deliveries)) but in no event later than January 31, 2000 (the "Final Closing Date"), at the offices of Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022, counsel to the Company, at 10:00 a.m., local time, unless another time, date and place is agreed to in writing by Insight and the Company. The effective time of the transactions contemplated by this Agreement shall be 11:59 p.m. on the date of Closing (the "Closing Date").


                                  ARTICLE III
         Company Covenants Regarding Shareholder Rights Granted Insight
         --------------------------------------------------------------

      Section 3.1   Board of Directors.  On or prior to Closing, the Company
                    ------------------
will take all measures necessary to file with the Delaware Secretary of State an amendment to its Certificate of Incorporation in the form of the Certificate of Designations for Non-Participating Preferred Stock in the form attached hereto as Exhibit B-2 (the "Certificate of Designations"), and at Closing, for no
   -----------
additional consideration, to issue to Insight all of the authorized shares of such Preferred Stock, which will entitle Insight to designate the number of voting members of the Board of Directors ("Board") of the Company in accordance with the following schedule:

  Number of Board Seats        Number of Board Seats
  ---------------------        ---------------------
 Appointed by Insight on     Appointed by Insight on 10   Percentage of Voting Stock Owned by
 -----------------------     --------------------------   -----------------------------------
    7 Person Board                 Person Board            Insight on a Fully Diluted Basis
    --------------                 ------------            --------------------------------
          3                             4                          15% or greater
          2                             3                   7.5% or more but less than 15%
          1                             2                    5% or more but less than 7.5%
          1                             1                   2.5% or more but less than 5%
          0                             0                          less than 2.5%

     At all times from and after Closing the Board shall be comprised of seven
(7) members or ten (10) members and Insight shall be entitled to appoint the number of members set forth above based upon Insight's Fully Diluted stock ownership. Source may only change the number of board members to a number other than seven (7) or ten (10) with the written consent of Insight and Insight may protect its proportionate representation in giving or not giving its consent.

      Section 3.2   Board Committees.  At any time that Insight is entitled to
                    ----------------
at least one Board representative, Insight will be entitled to have at least one voting representative on each committee of the Board, including but not limited to the executive committee, audit committee and compensation committee.

      Section 3.3   Grant of Preemptive Rights.
                    --------------------------

          a. The Company hereby grants to Insight the preemptive right to purchase up to its Proportionate Share of any New Securities which the Company may, from time to time, propose to sell or issue after the date hereof.

          b. In the event the Company proposes to undertake an issuance or sale of New Securities, the Company will give Insight thirty (30) days prior written notice of its intention, describing the type of New Securities and the price and the specific terms upon which the Company proposes to issue or sell the same. Thereafter, Insight will have thirty (30) days from the date of such notice to give the Company written notice of its intention to purchase up to its Proportionate Share of such New Securities, for the same price and upon the terms pursuant to which the New Securities will be offered, as specified in the Company's notice, and stating therein the quantity of such New Securities Insight intends to purchase. If the consideration for the New Securities is in a form other than cash, Insight shall pay equivalent value on a per share basis in cash. Insight shall further have a forty-five (45) day period from the date of the original notice from the Company in which to commit funding to the purchase of any New Securities and close the acquisition thereof. Failure by Insight to give notice within the thirty (30) day period shall be deemed a waiver by Insight of the preemptive right with respect to such New Securities, provided the Company consummates the issuance of New Securities within ninety (90) days after the expiration of such thirty (30) day period in the amount, at substantially the same price and on substantially the same terms specified in the notice given by the Company under this Section 3.3. In the event the New Securities are to be issued pursuant to an underwritten public offering or under similar circumstances so that the final price or other material terms of the New Securities are not established by the Company at the time the thirty day notice is provided to Insight, the Company's notice to Insight will provide its anticipated price of, and general terms pursuant to which it intends to issue such New Securities. Notwithstanding the fact that Insight may notify the Company within such thirty day period that it intends to purchase up to its Proportionate Share of such New Securities, Insight will not be bound by such election until the final price and terms of such offering are established by the Company. Upon the final price and terms being established, the Company shall provide Insight immediate notice thereof prior to the Company's proposed sale and issuance. If such final price is not greater than one hundred ten percent (110%) of the price stated in the original notice, Insight will be bound by its notice to exercise its preemptive rights; if such final price is greater than one hundred ten percent (110%) of the price stated in the original notice, Insight shall not be bound by its original election, but shall have the right for a period not to exceed two (2) hours after receiving notice of the final price to elect to purchase in accordance with the terms of this Section
     3.3. In order to both minimize the potential disruption to the Company's ability to offer such New Securities in an underwritten public offering and to afford Insight with as much notice and information as possible regarding the terms and pricing thereof, the Company will keep Insight reasonably informed of the status of the on-going negotiations with the managing underwriter with respect to such terms and anticipated pricing, and further will afford Insight, if Insight so requests, the right to have a representative present to observe the negotiation of the final pricing terms immediately prior to the execution of the applicable underwriting agreement.

          c.  The right of Insight to purchase New Securities pursuant to this
     Section 3.3 may be exercised, in whole or in part, by any of Insight's Affiliates, if Insight expressly grants such right of exercise to such Affiliates, subject to compliance with applicable federal and state securities laws.

          d. The right of Insight to appoint members to the Board (and committees thereof) in accordance with the provisions of Sections 3.1 and 3.2, and the preemptive rights granted to Insight as set forth in Section 3.3, shall lapse in the event Insight owns less than two and a half percent (2.5%) of the Voting Stock of the Company on a Fully Diluted basis.

      Section 3.4   Organic Changes.  The Company will take all actions as may
                    ---------------
be required or desirable, including amending its Bylaws or Certificate of Incorporation (and obtaining any required shareholder or contractual consents related thereto) as may be necessary to fully vest in Insight the rights granted in this Article III. Not later than the Closing Date, the Company shall have adopted: (a) the Amendment of Restated Certificate of Incorporation in the form of Exhibit B-1 hereto (the "Certificate of Amendment"), which creates a class of
   -----------
non-voting stock that may be issued under the Stock Purchase Warrant; and (b) the amendment to its Certificate of Incorporation in the form of the Certificate of Designations in the form of Exhibit B-2 hereto, which provides Insight with
                               -----------
the shareholder rights described in this Article III and grants to Insight the preemptive rights described in Section 3.3. Thereafter, the Company will not enter into or adopt any amendment, modification, or waiver of any provisions of its Bylaws, Certificate of Incorporation or make any change in its capital stock by reclassification, subdivision, reorganization or otherwise, if the effect of any such change or modification would be detrimental to the rights granted Insight hereunder. The Company will not enter into any agreement or make any amendment to any agreement or take any other action which would restrict or adversely affect the performance of the Company's obligations to Insight hereunder.


                                   ARTICLE IV
            Representations, Warranties and Covenants of the Company
            --------------------------------------------------------

     As a material inducement to Insight to enter into this Agreement and to purchase the Common Stock and Warrants, the Company represents and warrants that each of the following statements are true and correct as of the date hereof and will be true and correct at Closing except as expressly qualified or modified herein, and covenants to take all of the following actions required of it in the manner set forth herein.

      Section 4.1   Corporate Existence and Qualification.   The Company is a
                    -------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and in good standing in each jurisdiction in which the assets owned or leased by it, or the nature of its activities with respect to its assets makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect").

     Each Subsidiary of the Company (as defined below) is duly incorporated and in good standing in the state of its incorporation, and is duly qualified to do business and in good standing in each jurisdiction in which the assets owned or leased by such Subsidiary, or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

      Section 4.2   Subsidiaries.  Each of the Company's subsidiaries is
                    ------------
identified on Schedule 4.2 ("Subsidiaries"). Except as set forth on Schedule 4.2, the Company does not own, directly or indirectly, any equity or debt securities of any corporation, partnership or other entity. Schedule 4.2 sets forth for each Subsidiary: (a) its name and jurisdiction of incorporation; (b) the number of shares of authorized capital stock of each class of its capital stock; (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder; and (d) the number of shares of its capital stock held in treasury. Except as set forth in Schedule 4.2, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable and have been issued in compliance with all applicable law. Except as set forth on Schedule 4.2, one of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary, free and clear of any restrictions on transfer (other than restrictions under applicable federal and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth in Section 4.3, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company identified on Schedule 4.2.

      Section 4.3   Capitalization.  As of the date hereof the capitalization of
                    --------------
the Company is as set forth on Schedule 4.3. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable law and not in violation of the preemptive rights of any person or entity.

     Between the date hereof and the Closing, except with respect to the exercise of the options or warrants described on Schedule 4.3, the Company shall not issue any additional capital stock, or any additional option, warrant, purchase right, subscription right or other contract or commitment that could require the Company to issue any of its capital stock, without either (a) Insight's prior written consent, or (b) agreeing to amend the terms of this Agreement by increasing the number of Warrants to be issued to Insight and/or adjusting the exercise price thereof, so that Insight will at Closing be entitled to Warrants exercisable for the number of shares of Common Stock which, when aggregated with the Shares, would equal 20% of the outstanding Common Stock at Closing, on a Fully Diluted basis excluding the stock, options and warrants (and the stock issued upon exercise of such options and warrants) set forth in Notes B and C(1) on Schedule 4.3, at the same aggregate exercise price as set forth in Section 2.3 above.

     At Closing and except as set forth in this Agreement and in Schedule 4.3 with respect to warrants or stock options specifically noted thereon, there will not be outstanding, nor will the Company be subject to any agreement under which there may become outstanding, any right to purchase, or security convertible into or exchangeable for, any capital stock of the Company, including but not limited to, options, warrants, or rights. Except as set forth in the certificate of designations relating to the Company's 13 1/2% Senior Payment in Kind Preferred Stock, and with respect to obligations under the Company's Senior Secured Notes in the original face amount of $100,000,000 ("Senior Notes"), or except with respect to the terms of the warrants and stock options described on
Schedule 4.3 upon their exercise, the Company is under no obligation, contingent or otherwise, to purchase or otherwise redeem or retire any of its securities. Except as set forth herein and as set forth in the Company's Employment Agreement with Stephen Palley, there are no agreements in existence which require the Company to cause to be elected any person to its Board. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     At all times following Closing, the Company will reserve for issuance such number of shares of Common Stock as may be issuable upon exercise of the Warrants.

      Section 4.4   Corporate Authority, Approval and Enforceability.   The
                    ------------------------------------------------
Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject only to receiving the consents and approvals described in Section 1.1 hereof, to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company in accordance with the terms hereof, and the performance of the transactions contemplated hereunder by the Company, have been duly and validly approved by its Board of Directors. The execution and delivery of this Agreement by the Company and the performance of the transactions contemplated hereunder by the Company have further been validly approved by all other corporate action, if any, necessary on behalf of the Company, other than the obtaining of the consents and approvals described in Section 1.1 hereof. This Agreement is, and all such other documents and agreements required to be executed and delivered hereunder, when so executed and delivered by the Company will be, valid, legal and binding obligations of the Company, enforceable against it in accordance with their terms, except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally and the application of general equitable principles.

      Section 4.5   Noncontravention.  Neither the execution and delivery of
                    ----------------
this Agreement and such other documents and agreements as may be required hereby and thereby, nor (subject to receiving the consents and approvals described in Section 1.1, or subject to the provisions set forth in such other documents and agreements) the consummation of the transactions contemplated hereby by the Company will (a) violate any law, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court to which the Company or any of its Subsidiaries is subject, or any provision of the charter or bylaws of the Company or any Subsidiary, or (b) conflict with or result in any breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any of its Subsidiaries is subject, or by which either the Company's or any Subsidiary's assets are bound or affected, including without limitation, the letter of intent with Prevue Ventures, Inc. dated February 10, 1999 (the "Prevue Letter"), except that certain agreements (which agreements are specifically identified on Schedule 4.5) may require the consent of the other party to the assignment of such agreement or agreements to NewCo under the Contribution Agreement and Source covenants to obtain these consents or to indemnify Insight in accordance with Section 9.1 in the event such consents are not obtained. The exclusivity period under the Prevue Letter has expired and the Company has no further obligations pursuant to the Prevue Letter.

      Section 4.6   Shares Validly Issued/Registration.  The Shares have been
                    ----------------------------------
duly authorized and when issued to Insight against payment therefor, will be validly issued, fully paid, nonassessable and free of any preemptive rights except those inuring to the benefit of Insight as set forth herein and free from all transfer or similar taxes, liens and charges and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable federal and state securities laws, and will be issued in compliance with all applicable federal and state securities laws. The shares of Common Stock issuable upon exercise of the Warrants have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable and free of any preemptive rights, except those inuring to the benefit of Insight as set forth herein and free from all transfer or similar taxes, liens and charges and free of restrictions on transfer other than restrictions on transfer under the Warrants and applicable federal and state securities laws, and will be issued in compliance with all applicable federal and state securities laws. The issuance, offer and sale of the shares of Common Stock and the Warrants as contemplated by this Agreement and upon exercise of the Warrants are exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and neither the Company nor any person or entity authorized to act on its behalf shall take any action hereafter that would cause the loss of such exemptions. Immediately following Closing, the Company shall take all actions necessary to register the Shares with the SEC under the 1933 Act, under all applicable state securities laws, and shall take such actions so that upon the effectiveness of the registration the Shares shall be listed for trading with the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). In connection with, but without limiting, the foregoing, the Company, as soon as practicable after the execution of this Agreement, shall file a registration statement under the 1933 Act covering the registration of all of the Shares, and the Company shall use its best efforts to (i) cause such registration statement to be declared effective under the 1933 Act and kept effective until the disposition by Insight of all of the Shares and (ii) register and qualify the Shares under such other securities or blue sky laws as shall be reasonably requested by Insight. Insight shall promptly notify the

Company in writing of any sales of Shares made pursuant to the registration statement filed pursuant to this Section 4.6. In addition, the Company shall:

          a. promptly notify Insight of the happening of any event which makes any statement made in such registration statement or the related prospectus untrue in any material respect or which requires the making of any changes in such registration statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and shall promptly prepare a supplement or post-effective amendment to the registration statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Insight agrees that upon receipt of any notice from the Company pursuant to this paragraph (a) of the happening of any event of the kind described in this paragraph (a), Insight will discontinue disposition of the Shares pursuant to such registration statement until Insight receives copies of the supplemented or amended prospectus; provided, however, that the aggregate number of days that Insight shall be required to refrain from effecting public sales or distribution of the Shares pursuant hereto shall not exceed an aggregate of 90 days;

          b. comply in all material respects with the 1933 Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with all rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder and all applicable state securities laws and regulations;

          c. prepare and file with the SEC such amendments or supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective in accordance with this Section 4.6 or as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all the Shares;

          d. furnish to Insight copies of such registration statement and any amendments thereto and the prospectus and any supplement thereto, in such quantities as Insight shall reasonably request, and the Company hereby consents to the use and distribution thereof by Insight or its representatives in connection with the sale or distribution of any of the Shares pursuant to such registration statement;

          e. prior to filing any such registration statement (or any amendment or supplement thereto that contains information with respect to Insight), the Company shall permit counsel to Insight to review (for a period of at least five (5) business days ) the sections of the registration statement covering information with respect to Insight, Insight's beneficial ownership of the Shares and Insight's intended method of disposition of the Shares. Such sections of the registration statement shall conform to the information provided to the Company by Insight;

          f. promptly notify Insight (and confirm such advice in writing) (i) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed and, with respect to any such registration statement or post-effective amendment, when the same has become effective, (ii) of any comments by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to such registration statement or the prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of the registration statement, and, if such an order is issued, to obtain the withdrawal of such order at the earliest possible time and to notify Insight of the issuance of such order and the resolution thereof;

          g. hold in confidence and not make any disclosure of information concerning Insight provided to the Company, except as may be required by applicable law or consented to by Insight;

          h. take all other actions reasonably necessary to expedite and facilitate disposition by Insight of the Shares pursuant to the registration statement;

          i. pay all expenses incurred in connection with the registration of the Shares hereunder, including all costs and expenses incurred by Insight (including, without limitation, reasonable attorneys' fees and expenses);

          j. indemnify and hold harmless Insight and its officers, directors, partners, legal counsel and independent accountants and each person controlling such persons within the meaning of Section 15 of the 1933 Act to the same extent, and subject to the same procedures, that the Company agrees to indemnify and hold harmless a Holder pursuant to the Warrants. Insight shall indemnify and hold harmless the Company and its officers, directors, partners, legal counsel and independent accountants and each person controlling such persons within the meaning of Section 15 of the 1933 Act to the same extent, and subject to the same procedures, that the Holder agrees to indemnify and hold harmless the Company pursuant to the Warrants.

      Section 4.7   Litigation.  Schedule 4.7 contains a list of all actions,
                    ----------
suits, demands, proceedings or governmental investigations which are pending against the Company or its Subsidiaries, or to the knowledge of the executive officers or general counsel of the Company, threatened against the Company or its Subsidiaries as of the date hereof, with respect to which demand has been made for $10,000 or more. Except as set forth on Schedule 4.7, there are no pending or outstanding actions, suits, proceedings, orders, judgments, injunctions, awards, or decrees of or before any governmental body, commission, tribunal, arbitrator, board, court, agency or instrumentality, involving amounts of $10,000 or more, by which the Company or any of its Subsidiaries are bound or encumbered, and to the best of the Company's knowledge after due inquiry of all officers who, in the normal course of their duties would have a reasonable basis for being informed of such matters, except as set forth on Schedule 4.7 no such claims or causes of action have been asserted that would result in such an action, suit, proceeding, order, judgment, injunction, award, or decree of or before any governmental body, commission, tribunal, arbitrator, board, court, agency or instrumentality.

      Section 4.8   Contracts.  Schedule 4.8  lists the following contracts and
                    ---------
other agreements to which either the Company or any Subsidiary is a party:

          a. any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 over the term of the lease;

          b. any agreement (or group of related agreements) made outside the normal course of the Company's business, relating to the purchase or sale of materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to either the Company or any Subsidiary, or involve consideration in excess of $25,000;

          c.  any agreement concerning a partnership or joint venture;

          d. any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

          e.  any agreement concerning confidentiality or noncompetition;

          f.  any agreement with any Affiliate;

          g. any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

          h. any agreement under which it has advanced or loaned any amount in excess of $25,000 to any of its directors, officers, and employees outside the ordinary course of business;

          i. any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

          j. any other agreement (or group of related agreements) made outside the normal course of the Company's business and the performance of which involves consideration in excess of $25,000 over its term.

The Company has delivered to Insight a correct and complete copy of each written agreement listed in Schedule 4.8, and a written summary setting forth the terms and conditions of each oral agreement listed. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and no such breach or default will result from the consummation of the transactions contemplated hereby; and (C) no party has repudiated in writing (or, to the Company's knowledge, orally) any provision of the agreement.

      Section 4.9   Licensed Intellectual Property and Intangible Property and
                    ----------------------------------------------------------
Data.
----

          a.  To the best of the Company's knowledge, except as set forth on
     Schedule 4.9, the Company and/or its Subsidiaries own or have the exclusive right to use pursuant to license, sublicense, agreement, or permission, all Source Intellectual Property (as defined below) necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted without any further licenses or grants of rights. Each item of Source Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing hereunder which is to be transferred to NewCo pursuant to the Contribution Agreement will be owned or available for use by NewCo on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Company and its Subsidiaries has taken all necessary action in accordance with prudent business practices to maintain and protect each item of Source Intellectual Property that it owns or uses. The Company has acquired any and all rights that its employees and independent contractors have, had or may have had to the Source Intellectual Property. To the best of the Company's knowledge, any and all consents or approvals necessary to be obtained in connection with the sale, transfer, licensing, or other disposal of any of the Source Intellectual Property, or in connection with the granting of any other rights thereunder, both prior to the date hereof and through and including the transactions contemplated at Closing, have been properly provided or obtained.

          b.  Except as set forth in the Financial Statements referenced in
     Section 4.12 below, none of the Company, its Subsidiaries and the directors and officers (and employees with responsibility for intellectual property matters) of the Company or its Subsidiaries has received in writing any charge, complaint, claim, demand, or notice from third parties alleging that the Source Intellectual Property interferes with, infringes upon, misappropriates or is otherwise conflicting with or in violation of the intellectual property rights of such third parties (including any claim that any of the Company and its Subsidiaries must license or refrain from using either the Source Intellectual Property or any intellectual property rights of any such third party).

          c. Schedule 4.9 identifies each patent or registration which has been issued to either the Company or its Subsidiaries with respect to any of the Source Intellectual Property, and identifies each pending patent application or application for registration which either the Company or its Subsidiaries has made with respect to any of the Source Intellectual Property. The Company has delivered to Insight correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date), and will transfer to NewCo, pursuant to the Contribution Agreement, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.9 also identifies each trade name or unregistered trademark used by either the Company or its Subsidiaries in connection with any of the businesses transferred pursuant to the Contribution Agreement. Except as set forth in Schedule 4.9, with respect to each patent included in the Source Intellectual Property:

               (i) the Company or its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) there is no outstanding agreement by the Company or its Subsidiaries to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          Further, Schedule 4.9 identifies each license, agreement, or other permission pursuant to which either the Company or any of its Subsidiaries has granted rights of ownership or use to, or under which rights of ownership or use are created for the benefit of, any third party with respect to the Source Intellectual Property.

          d. Schedule 4.9 also identifies each item of Source Intellectual Property that is material to the Company's business that is owned by any third party and that either the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission and Schedule 4.9 also indicates whether such item is assignable or transferable without the consent of the third party. The Company has delivered to Insight correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Source Intellectual Property:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) unless otherwise indicated on Schedule 4.9, the license, sublicense, agreement, or permission is freely transferrable and/or assignable and the transferee thereof will obtain all rights, privileges or ownership or use or benefits inuring to the transferor thereunder;

              (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) to the best of the Company's knowledge, with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

               (vi) to the best of the Company's knowledge, the underlying item of intellectual property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vii) to the best of the Company's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of intellectual property.

     As used herein, "Source Intellectual Property" means any intellectual property of every kind everywhere in the world including, without limitation, patents, inventions, software (including all predecessor, derivative and other versions), trademarks, tradenames, copyrights, trade secrets, ideas, know-how, confidential or business information or methods, processes, designs, concepts, techniques, discoveries, improvements or other intellectual rights, regardless of patentability or copyrightability, which is now owned by the Company or its Subsidiaries and/or to which the Company or any Subsidiary now has a right to license, to the full extent of such right to grant a license.

      Section 4.10  Compliance with Laws.   Each of the Company and its
                    --------------------
Subsidiaries are, and at all times have been, in material compliance with all applicable statutes, laws, ordinances, regulations, rules and orders of any federal, state or local government, or any governmental department or agency ("Governmental Authority") or any judgment, decree or order of any court applicable to them or applicable to their employees, benefits, compensation and/or working conditions and/or hiring, nondiscrimination and promotion practices except where the failure to so comply would not result in a Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance with all permits, licenses or other authorizations of Governmental Authorities which are required for the operation of their respective businesses, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice, report or information regarding any corrective, investigatory or remedial obligations, arising under applicable laws, ordinances, regulations, rules, or orders with respect to past or present operations of the Company or any of its Subsidiaries from any Governmental Authority that have not been complied with or can reasonably be expected to have a Material Adverse Effect.

      Section 4.11  Taxes.  Except as set forth on Schedule 4.11, the Company
                    -----
and its Subsidiaries (with respect to returns filed either on a separate or consolidated or combined basis) have timely filed and accurately prepared, or will timely and accurately prepare and file, all federal, state, local, and territorial returns, declarations and reports, information returns and statements required to be filed by or with respect to the Company and/or any Subsidiary on or before the Closing Date, in respect of any Taxes for each period ending on or before the Closing Date ("Returns"). All Taxes shown as due on such Returns, together with applicable interest and penalties, have been or will be timely paid in full, and no notice of audit or adjustment has been received from the Internal Revenue Service or any other taxing authority in connection with any of such Returns, and except as set forth on Schedule 4.11, no waivers of statutes of limitations have been given or requested. The Company or its Subsidiaries have duly withheld and paid all Taxes required to be withheld or paid with respect to amounts paid to employees, independent contractors or other third parties. Except for liens for taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith through appropriate proceedings, there are currently no liens for Taxes upon any of the assets of the Company or its Subsidiaries and there is no event or circumstance pursuant to which any taxing authority may claim a lien or other encumbrance upon any of such assets, the effect of which would have a Material Adverse Effect.

      Section 4.12  Financial Statements.  The Company has filed with the SEC on
                    --------------------
Form 10-K, its audited consolidated financial statements as at and for the twelve months ended December 31, 1998, and its unaudited consolidated financial statements on Form 10-Q for the three month period ended March 31, 1999 (collectively, the "Financial Statements"). The Financial Statements (a) fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the date thereof and the results of operations for the periods covered thereby; and (b) have been prepared in accordance with generally accepted accounting principles.

      Section 4.13  Subsequent Events.  Except as disclosed on the Company's
                    -----------------
Form 10-K for the period ended December 31, 1998 or its Form 10-Q for the three month period ended March 31, 1999, since March 31, 1999:

          a. neither the Company nor any of its Subsidiaries has entered into any material transaction (other than as contemplated by this Agreement or the Contribution Agreement) which was not in the ordinary course of its business;

          b. there has been no Material Adverse Effect occurring to the Company, other than changes affecting the interactive advertising and interactive media programming industries in general, changes as a result of general economic conditions, or negative financial operating results for any financial period;

          c. there has been no impairment of or damage to any assets carried on the books of the Company at a value in excess of $25,000 (including intellectual property, patents and proprietary property), or any sale, assignment or transfer of any patent, trademark, trade secret or other intellectual property or intangible asset of the Company carried on the books of the Company at a value in excess of more than $25,000;

          d. there has not been any payment of any obligation or liability other than current liabilities paid in the ordinary course of business;

          e. the Company has not received any notice that there has been a loss of, or cancellation of a material contract or order by, any customer of the Company, the effect of which will result in a loss to the Company (including loss of anticipated profits) in excess of $25,000;

          f. there have been no borrowings by the Company or agreements to borrow or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; and

          g. there has been no default or breach by the Company or any Subsidiary under any contract, license or permit, the result of which could result in a loss to the Company or such Subsidiary in excess of $25,000.

      Section 4.14  Governmental Consents and Approvals.  Except for required
                    -----------------------------------
filings with the SEC, the National Association of Securities Dealers ("NASD"), and filings required by HSR, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any Governmental Authority.

      Section 4.15  Other Consents and Approvals.  The Company will secure any
                    ----------------------------
other consents (including, if applicable, the consents of its stockholders (both common and preferred) and holders of the Senior Notes) as are necessary to approve the transactions contemplated hereby (including but not limited to conferring on Insight the rights described in Article III).

      Section 4.16  Loan Obligations and Commitments.  Except for the debt
                    --------------------------------
evidenced by the Senior Notes, the debt evidenced by the Company's capital lease obligations disclosed on the Financial Statements, and trade payables incurred in the ordinary course of business, neither the Company nor any Subsidiary is a party to any loan agreement, promissory note or other evidence of indebtedness and neither the Company nor any Subsidiary has any obligation for (a) any amounts which represent the unpaid portion of the purchase price of any property incurred in lieu of borrowing money or using available funds to pay such amounts, whether or not evidenced by a promissory note, bond or similar written obligation to pay money or (b) any obligation guaranteed by the Company or a Subsidiary for which the Company or any Subsidiary is contingently liable.

      Section 4.17  Filing Under the Securities Exchange Act of 1934.  The
                    ------------------------------------------------
Company is current with respect to all filings and reports required of it under the 1933 Act and the Exchange Act, and no such filing contains or contained, as applicable, as of the date hereof and as of the date thereof, any untrue statement by the Company of a material fact or omits a material fact necessary to make the Company's statements contained therein, in light of the circumstances in which they were made, not misleading. All filings and reports required of the Company under the 1933 Act and the Exchange Act, as of their respective dates, complied as to form in all material respects with the requirements of the 1933 Act, the Exchange Act and the applicable rules and regulations thereunder.

      Section 4.18  Registration Rights.  Except for rights arising under the
                    -------------------
Warrants and hereunder, neither the Company, its shareholders nor the Subsidiaries are a party to any agreement pursuant to which any person or entity has the right to require the Company to register Company securities under the 1933 Act.

      Section 4.19  Disclosures.    Neither this Agreement, nor any schedule or
                    -----------
exhibit hereto, contains any untrue statement by the Company of a material fact or omits a material fact necessary to make the Company's statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      Section 4.20  Further Assurances.  At any time and from time to time after
                    ------------------
the Closing, the Company shall, at the reasonable request and expense of Insight (but without any further consideration from Insight), execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such further instruments of conveyance, assignment and transfer, and to take all such actions as Insight shall reasonably request in order to more fully and effectively vest in Insight or confirm Insight's title to Common Stock and Warrants and to otherwise fulfill the terms and conditions contained in this Agreement.

                                   ARTICLE V
                   Representations and Warranties of Insight
                   -----------------------------------------

     As a material inducement to the Company to enter into this Agreement and to sell the Common Stock and Warrants, Insight represents and warrants that each of the following statements are true and correct as of the date hereof and will be true and correct at Closing except as expressly qualified or modified herein.

      Section 5.1   Existence and Qualification.   Insight is a limited
                    ---------------------------
liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Insight is duly qualified to do business and in good standing in each jurisdiction in which the assets owned or leased by it, or the nature of its activities with respect to its assets makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of Insight.

      Section 5.2   Authority, Approval and Enforceability.   Insight has all
                    --------------------------------------
requisite limited liability company power and limited liability company authority to execute and deliver this Agreement and, subject only to receiving the consents and approvals described in Section 1.2 hereof, to perform its obligations under this Agreement. The execution and delivery of this Agreement by Insight in accordance with the terms hereof, and the performance of the transactions contemplated hereunder by it, will have been duly and validly approved by its member prior to the Closing Date. The execution and delivery of this Agreement by Insight and the performance of the transactions contemplated hereunder by Insight will have further been validly approved by all other limited liability company action, if any, necessary on behalf of Insight prior to the Closing Date. This Agreement is, and all such other documents and agreements required to be executed and delivered hereunder, when so executed and delivered by Insight will be, valid, legal and binding obligations of Insight, enforceable against it accordance with their terms, except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally and the application of general equitable principles. The execution and delivery of this Agreement and such other documents and agreements as may be required hereby and thereby, and the consummation of the transactions contemplated hereby by Insight will not, subject to receiving the consents and approvals described in Section 1.2, or subject to the provisions set forth in such other documents and agreements,
(a) violate any law, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court to which Insight is subject, or (b) conflict with or result in any breach of, or constitute a default under, Insight's Certificate of Formation or limited liability company agreement, if any, or any agreement or contract to which it is a party or by which it or its assets are bound or affected.

      Section 5.3   Information Provided by Insight with Respect to Share
                    -----------------------------------------------------
Registration.  Any information provided to the Company by Insight which may be
------------
required in connection with the Company's filing a registration statement with the SEC and applicable State securities commissions, shall be true and accurate in all material respects.

      Section 5.4   Governmental Consents and Approvals.  The execution,
                    -----------------------------------
delivery and performance by Insight of this Agreement and the consummation of the transactions by Insight contemplated hereby, require no action by or in respect of, or filing with or notice to, any governmental or regulatory body, agency or official except as provided in Section 1.1 hereof.

      Section 5.5   Acquisition for Investment.  Insight is acquiring the
                    --------------------------
Warrants for its own account, for investment purposes only, and not with a view to, or for sale in connection with, a distribution, as that term is used in
Section 2(11) of the 1933 Act, in a manner which would require registration under the 1933 Act or any state securities laws. Insight acknowledges the Shares, the Warrants and the shares of common stock underlying in the Warrants have not been registered under the 1933 Act or the securities laws of any state, and the Shares and Warrants are being offered and sold pursuant to applicable exemptions from such registration and will be issued as "restricted securities" as defined by Rule 144 promulgated pursuant to the 1933 Act; provided that the Company shall nevertheless be bound by its representation and covenant contained in Section 4.6 with respect to the registration of the Shares immediately following Closing.


                                   ARTICLE VI
                               Closing Deliveries
                               ------------------

      Section 6.1   Deliveries by the Company.  At Closing, the Company will
                    -------------------------
deliver the following to Insight:
          a.  A certificate or certificates representing the Shares.

          b.  One or more fully executed copies of the Stock Purchase Warrant.

          c. A copy of all necessary consents to the transaction as contemplated by this Agreement.

          d. Copies of: (i) the Certificate of Amendment certified by the Secretary of State of Delaware; (ii) the Certificate of Designations certified by the Secretary of State of Delaware; (iii) the Certificate of Incorporation of the Company as currently in full force and effect, certified by the Secretary of State of Delaware; and (iv) the Bylaws of the Company (containing any amendments that may be required by reason of the fulfillment of the Company's obligations hereunder) certified by the Secretary of the Company.

          e. A copy of all resolutions, consents and actions of the Board of Directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement, the execution, delivery and performance of all related documents and agreements, including the Contribution Agreement and the Operating Agreement, with such resolutions certified by the Secretary of the Company as being true and correct copies of the originals thereof, subject to no modification or amendment, and as being in full force and effect.

          f. A Certificate of the Secretary of State of the State of Delaware establishing that the Company is in existence and good standing in such State, and a Certificate of the Secretary of State of the State of incorporation of each Subsidiary of the Company.

          g. A certificate executed by the President of the Company, dated as of the Closing, as to the truth and accuracy of the representations and warranties of the Company contained herein on and as of the date of Closing.

          h. Originals of the Operating Agreement executed by the Company, together with all documents and agreements required under the Contribution Agreement and Operating Agreement, the transactions contemplated by which will be closed simultaneously with the sale of Common Stock and Warrants contemplated hereby.

          i. An opinion of the Company's counsel in a form and substance reasonably acceptable to Insight.

          j. Originals of the Control Share Acquisition Agreement executed by the Company in the form of Exhibit C.
                 ---------


      Section 6.2   Deliveries by Insight.   At Closing, Insight will deliver
                    ---------------------
the following to the Company:

          a. The Purchase Price, by wire transfer of immediately available federal funds.

          b. A copy of all necessary consents to the transaction as contemplated by this Agreement.

          c. A copy of all resolutions, consents and actions of the Board of Directors of Insight authorizing the execution, delivery and performance of this Agreement, the execution, delivery and performance of all related documents and agreements, including the Contribution Agreement and the Operating Agreement, with such resolutions certified by the Secretary of Insight as being true and correct copies of the originals thereof, subject to no modification or amendment, and as being in full force and effect.

          d. A Certificate of the Secretary of State of the State of Delaware establishing that Insight is in existence and good standing in such State.

          e. Originals of the Operating Agreement executed by Insight, together with all documents and agreements required under the Contribution Agreement and Operating Agreement, the transactions contemplated by which will be closed simultaneously with the sale of Common Stock and Warrants contemplated hereby.

          f. A certificate executed by the President of Insight, dated as of the Closing, as to the truth and accuracy of the representations and warranties of Insight contained herein on and as of the date of Closing.

          g. An opinion of Insight's counsel in a form and substance reasonably acceptable to the Company.

          h. Originals of the Control Share Acquisition Agreement executed by Insight in the form of Exhibit C.
                            ---------


                                  ARTICLE VII
                          Conditions Precedent to the
                         Closing Obligation of Insight
                         -----------------------------

     Insight's obligation to consummate the transaction contemplated by this Agreement is subject to the fulfillment prior to or at the Closing, of each of the following conditions, each of which may be waived in the sole discretion of
Insight:

      Section 7.1   Accuracy of Representations and Warranties.  Each and every
                    ------------------------------------------
representation, warranty and covenant of the Company under this Agreement shall be true and accurate in all material respects as of the date when made and as of the Closing, except to the extent a representation, warranty or covenant specifically is stated to relate only to a precise date. Not later than the second business day prior to the anticipated date of Closing, the Company will deliver to Insight any revisions to any Company Schedule prepared hereunder necessary to make such Company Schedule and the representations, warranties and covenants contained in Article IV true and correct as of the Closing Date.

      Section 7.2   Performance of Covenants and Agreements.  The Company shall
                    ---------------------------------------
have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

      Section 7.3   Litigation.  No action, suit, proceeding, investigation,
                    ----------
inquiry or request for information by any third person (including, but not limited to, any Governmental Authority) shall have been instituted or threatened against the Company or Insight or any of their respective Affiliates that questions the validity or legality of this Agreement, or the transactions contemplated hereby which, if successful, would materially adversely affect the right of Insight to consummate the transactions contemplated hereby or might involve possible material liability on the part of Insight.

      Section 7.4   Closing Deliveries.  The Company shall have delivered to
                    ------------------
Insight the documents and certificates described in Section 6.1.

      Section 7.5   Contribution Agreement and Operating Agreement.  The
                    ----------------------------------------------
Operating Agreement shall be executed, and the transactions contemplated therein and in the Contribution Agreement shall be closed, simultaneously with the Closing of the transactions contemplated hereby.

      Section 7.6   Adverse Change.  Between December 31, 1998, and the Closing,
                    --------------
there shall have been no Material Adverse Effect occurring to the Company, other than changes affecting the interactive advertising and interactive media programming industries in general, changes as a result of general economic conditions, or negative financial operating results for any financial period.

      Section 7.7   Consents and Approvals.  All consents and approvals
                    ----------------------
referenced in Article I to be obtained by Insight, and all consents and approvals referenced in Article I and the consents referenced in Section 4.15 relating to the Company's stockholders (both common and preferred) and holders of the Senior Notes to be obtained by the Company, shall have been obtained to the reasonable satisfaction of Insight and all applicable waiting period(s) under the HSR Act shall have expired or been terminated.

      Section 7.8   Effect of Closing.  Notwithstanding anything stated in this
                    -----------------
Agreement to the contrary, to the extent the Closing is consummated, all conditions to Closing set forth in this Article VII shall be deemed waived for purposes of Closing.


                                  ARTICLE VII
                          Conditions Precedent to the
                       Closing Obligation of the Company
                       ---------------------------------

     The Company's obligation to consummate the transaction contemplated by this Agreement is subject to the fulfillment prior to or at the Closing, of each of the following conditions, each of which may be waived in the sole discretion of the Company:

      Section 8.1   Accuracy of Representations and Warranties.   Each and every
                    ------------------------------------------
representation, warranty and covenant of Insight under this Agreement shall be true and accurate in all material respects as of the date when made and as of the Closing, except to the extent a representation, warranty or covenant specifically is stated to relate only to a precise date. Not later than the second business day prior to the anticipated date of Closing, Insight will deliver to the Company any revisions to any Insight Schedule prepared hereunder necessary to make such Insight Schedule and the representations and warranties contained in Article V true and correct as of the Closing Date.

      Section 8.2   Performance of Covenants and Agreements.  Insight shall have
                    ---------------------------------------
performed at or prior to the Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

      Section 8.3   Litigation.  No action, suit, proceeding, investigation,
                    ----------
inquiry or request for information by any third person (including, but not limited to, any Governmental Authority) shall have been instituted or threatened against the Company or Insight or any of their respective Affiliates that questions, or reasonably may be expected to lead to subsequent questioning of, the validity or legality of this Agreement, or the transactions contemplated hereby which, if successful, would affect the right of the

Company to consummate the transactions contemplated hereby or might involve possible material liability on the part the Company.

      Section 8.4   Closing Deliveries.  Insight shall have delivered to the
                    ------------------
Company the Purchase Price and the other documents and certificates described in
Section 6.2.                   .

      Section 8.5   Contribution Agreement and Operating Agreement.  The
                    ----------------------------------------------
Operating Agreement shall be executed, and the transactions contemplated therein and in the Contribution Agreement shall be closed, simultaneously with the Closing of the transactions contemplated hereby.

      Section 8.6   Consents and Approvals.  All consents and approvals
                    ----------------------
referenced in Article I to be obtained by Insight, and all consents and approvals referenced in Article I and the consents referenced in Section 4.15 relating to the Company's stockholders (both common and preferred) and holders of the Senior Notes to be obtained by the Company, shall have been obtained to the reasonable satisfaction of the Company and all applicable waiting period(s) under the HSR Act shall have expired or been terminated.

      Section 8.7   Effect of Closing.  Notwithstanding anything stated in this
                    -----------------
Agreement to the contrary, to the extent the Closing is consummated, all conditions to Closing set forth in this Article VIII shall be deemed waived for purposes of Closing.


                                   ARTICLE IX
                                Indemnification
                                ---------------

      Section 9.1   Indemnification by the Company.
                    ------------------------------

            a.  The Company's Breach.  From and after the Closing the Company
                --------------------
     agrees to indemnify, defend and hold Insight and its Affiliates harmless from and against and will reimburse Insight and its Affiliates for any and all Losses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by or on the part of the Company under this Agreement or in any certificate or other document delivered by the Company pursuant to this Agreement or Losses resulting from or arising out of or in connection with any litigation, proceeding or claim by any third party relating to the Company or any of its Subsidiaries arising out of or relating to the period prior to the Closing Date, including without limitation, those matters listed on Schedule 4.7. In addition, to the extent that any disclosure, representation or warranty of the Company set forth in Sections 4.5, 4.7 or 4.9 of this Agreement is qualified, limited or subject to a materiality or other standard or threshold, such as "to the knowledge of", "the best of the knowledge of" or by the condition that "such disclosure, representation, warranty, covenant or agreement would not, or is not or are not expected to have a Material Adverse Effect" or by any other qualification or limitation (whether such qualification, limitation, standard or threshold is set forth herein or under applicable law pertaining to another document to which reference is made herein), then for all purposes of this Article IX and the indemnification obligations imposed hereunder, such disclosure, representation or warranty shall be deemed to have been made without such limitation, qualification, material adverse effect standard or other standard or threshold, with it being the intent of the parties that the Indemnified Party (as defined in Section 9.3) be fully indemnified hereunder for any Losses incurred by such party without regard to the qualification, limitation, standard or threshold set forth in the disclosure, representation or warranty. Further, to the extent that rights, potential rights, claims, or potential claims of third parties have been disclosed by the Company on Schedules 4.5, 4.7 or 4.9 hereof or in other documents to which reference is made herein, such items are still fully subject to indemnification under this Article IX to the extent that Insight incurs a Loss as a result of such rights, potential rights, claims, or potential claims of third parties.

            b.  Survival.  The representations and warranties of Source set
                --------
     forth in this Agreement will survive the Closing for a period of three years from the date of the Closing and shall thereafter terminate except that (i) the liability of Source will extend beyond such three-year period with respect to any claim which has been asserted in a written notice before the expiration of such three year period, (ii) the representation and warranties of Source set forth in Sections 4.5, 4.7 and 4.9 and the indemnity obligations of Source related thereto will survive the Closing and will continue in full force and effect without limitation. The covenants and agreements of Source in this Agreement and the indemnity obligations of Source related thereto will survive the Closing and will continue in full force and effect until fully performed or discharged.

      Section 9.2   Indemnification by Insight.  From and after the Closing,
                    --------------------------
Insight agrees to indemnify, defend and hold the Company and its Affiliates harmless from and against and in respect of, and shall reimburse the Company and its Affiliates for any and all Losses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by or on the part of Insight under this Agreement or in any certificate or other document delivered by Insight to the Company pursuant to this Agreement. The representations and warranties of Insight and Insight's indemnity obligations set forth in this Agreement shall survive for a period of three years following Closing.

      Section 9.3   Indemnity Procedure.
                    -------------------

          a.  Third Party Claims.  In the event any party receives written
              ------------------
     notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the threatened imposition of any Loss for which indemnity may be sought pursuant to this Article IX ("Claim"), and such party (the "Indemnified Party") intends to seek indemnification from the other party (the "Indemnifying Party") pursuant to this Article IX, the Indemnified Party shall provide the Indemnifying Party with prompt written notice of such Claim, and the Indemnifying Party shall have the right to assume control of the defense (with counsel selected by it which is reasonably satisfactory to the Indemnified Party), appeal or settlement of such Claim with respect to which such indemnity has been invoked, and the Indemnified Party will fully cooperate with the Indemnifying Party in connection therewith. The Indemnifying Party shall bear the entire cost of defending such Claim, and the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense unless otherwise agreed to in writing by the parties or as herein provided; provided, however, the Indemnified Party shall have the right to participate in such defense, at its own cost and expense, and the Indemnified Party shall have the obligation to cooperate with such defense. If the Indemnifying Party does not timely assume the entire defense of such Claim, the Indemnified Party may assume such defense and the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Party unless such settlement contemplates a general release for money damages only. Failure of a party to give prompt notice of a Claim for which indemnification is sought hereunder shall not affect such party's right to indemnification hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure, and except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give notice.

          b.  Other Claims.  A party shall be entitled to recover from the other
              ------------
     party for all Losses or matters described above, which are suffered, incurred or borne by such party, even though the Losses or matter is not related to or the result of a claim brought by a third party.

      Section 9.4   Definition of Losses.  As used in this Article IX, "Losses"
                    --------------------
shall mean any and all losses, liabilities, claims, demands, actions, or causes of action, judgments, orders, deficiencies, fines, penalties, costs, damages, or expenses whatsoever, including, without limitation, taxes and environmental claims, whether foreseeable or unforeseeable, and further including, without limitation legal, accounting and other professional fees, disbursements and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement thereof.

      Section 9.5   Limitation on Source Indemnification.  The indemnification
                    ------------------------------------
provided for in Section 9.1 shall be subject to the following limitations:

            a.  Basket.  The Company shall not be required to indemnify Insight
                ------
     for any claim until such time as the amount of all Losses arising from asserted claims for indemnification exceed in the aggregate Twenty-Five Thousand Dollars ($25,000). At such time that the Losses of Insight arising from all such claims exceed $25,000, the Company shall be responsible for indemnifying Insight for the full amount of such claims, subject to the limitation set forth in Section 9.5 b. below.

            b.  Cap.  The Company shall not be required to indemnify Insight for
                ---
     any claim to the extent that the Losses incurred by them with respect to all such claims exceed $12,000,000 plus the product of (i) the number of shares issued to Insight upon exercise of the Warrants and (ii) the actual exercise price of such exercised Warrants.

            c.  Exclusive Remedy.  From and after the Closing, the
                ----------------
     indemnification provided under this Article IX shall constitute Insight's sole and exclusive remedy for any indemnification by the Company for claims in respect of Losses or breach of any representation or covenant arising under this Agreement; provided, however, that the foregoing limitations shall not apply to fraud by the Company or its Affiliates with respect to an action solely against the defrauding party or to any claim by Insight relating to registration rights hereunder and the obligations of the Company pursuant to Article III hereof, to which Insight shall have all rights and remedies at law or in equity.


                                   ARTICLE X
                                    Disputes
                                    --------

      Section 10.1  Procedure.  In the event of a dispute between the parties
                    ---------
arising out of or related to this Agreement (the "Dispute"), the parties agree to utilize the procedures specified in this Article X (the "Procedure"), unless otherwise modified by written agreement of the parties at the time the Dispute arises.

      Section 10.2  Initiation of Procedure.  A party seeking to initiate the
                    -----------------------
Procedure (the "Initiating Party") shall give written notice to the other party, describing briefly the nature of the Dispute and its claim and identifying an individual with authority to settle the Dispute on its behalf. The party receiving such notice (the "Responding Party") shall have five (5) business days within which to designate, in a written notice given to the Initiating Party, an individual with authority to settle the Dispute on its behalf. The individuals so designated shall be known as the "Authorized Individuals." Absent agreement by the parties, neither of the Authorized Individuals shall have had direct substantive involvement in the matters involved in the Dispute.

      Section 10.3  Unassisted Settlement.  Within thirty (30) days from the
                    ---------------------
date of the Initiating Party's notice, the Authorized Individuals shall make such investigation as they deem appropriate and shall conclude discussions concerning resolution of the Dispute. If the Dispute has not been resolved within such thirty (30) day period, it shall at that time be submitted ("Submission Date") to binding alternative dispute resolution ("ADR"), in accordance with the following provisions.

      Section 10.4  Selection of Arbitrator.  The parties shall have ten (10)
                    -----------------------
days from the Submission Date to agree upon a mutually acceptable neutral person not affiliated with either of the parties (the "Arbitrator"). If the Arbitrator has not been selected within such time, the parties agree jointly to request the American Arbitration Association to supply within ten (10) days a list of potential neutrals with qualifications as specified by the parties in the joint request. Within five (5) days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the Arbitrator the individual receiving the highest combined ranking who is available to serve.

      Section 10.5  Time and Place for ADR.  In consultation with the
                    ----------------------
Arbitrator, the parties shall promptly designate a mutually convenient time and place for ADR to be held not later than thirty (30) days after selection of the Arbitrator.

      Section 10.6  Exchange of Information.  In the event either of the parties
                    -----------------------
has substantial need for information in the possession of the other party to prepare for the ADR, the parties shall attempt in good faith to agree upon procedures for the expeditious exchange of such information, with the help of the Arbitrator if required.

      Section 10.7  Summary of Views.  One (1) week prior to the first scheduled
                    ----------------
session of the ADR, each party shall deliver to the Arbitrator and to the other party a concise written summary of its views on the matter in Dispute.

      Section 10.8  Staffing the ADR.  During the ADR, each party shall be
                    ----------------
represented by the Authorized Individual and by counsel. In addition, each party may bring such additional persons as needed to respond to questions, contribute information and participate in the negotiations; the number of such additional persons to be agreed upon by the parties in advance, with the assistance of the Arbitrator, if necessary.

      Section 10.9  Conduct of ADR.  The parties, in consultation with the
                    --------------
Arbitrator, will agree upon a format for the meetings, designed to assure that both the Arbitrator and the Authorized Individuals have an opportunity to hear an oral presentation of each party's views of the matter in Dispute, and that the Authorized Individuals attempt to negotiate a resolution of the matter in Dispute, with or without the assistance of counsel or others, but with the assistance of the Arbitrator. To this end, the Arbitrator is authorized to conduct both joint meetings and separate private caucuses with the parties. The Arbitrator will keep confidential all information learned in private caucus with either party unless specifically authorized by such party to make disclosure of the information to the other party.

      Section 10.10 Decision of Arbitrator.  The decision of the Arbitrator
                    ----------------------
shall be final and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

      Section 10.11 Fees of Arbitrator; Disqualification.  The fees of the
                    ------------------------------------
Arbitrator shall be shared equally by the parties, unless the Arbitrator makes a specific finding to the contrary. The Arbitrator shall be disqualified as a witness, consultant, expert or counsel for either party with respect to the matters in Dispute and any related matters.

      Section 10.12 Court Order.  Nothing in this Article XI shall limit the
                    -----------
right of any party hereto to obtain an order directing the appointment of an Arbitrator, a temporary restraining order, injunction or similar court action concerning any claim or dispute until the subject arbitration can be heard and an award rendered.


                                   ARTICLE XI
                                  Termination
                                  -----------

      Section 11.1  Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Closing by mutual written agreement of the parties, or in accordance with the following:

          a. By Insight, if (i) the Closing has not occurred on or before the Final Closing Date, other than as a result of a breach by Insight of its representations, warranties or covenants contained herein or (ii) the Company breaches any of its representations, warranties or covenants contained herein in any material respect and fails to cure such breach within thirty (30) days after receipt of written notice thereof from Insight.

          b. By the Company, if (i) the Closing has not occurred on or before the Final Closing Date, other than as a result of a breach by the Company of its representations, warranties or covenants contained herein or (ii) Insight breaches any of its representations, warranties or covenants contained herein in any material respect and fails to cure such breach within thirty (30) days after receipt of written notice thereof from the Company.

      Section 11.2  Effect of Termination.  If this Agreement is terminated as
                    ---------------------
provided in Section 11.1, then this Agreement will forthwith become null and void and there will be no liability on the part of any party to any other party or any other Person in respect thereof, provided that:

            a.  Withdrawal of Applications.  All filings, applications and other
                --------------------------
     submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other Person to whom made.

            b.  Breach by Insight.  No such termination will relieve Insight
                -----------------
     from liability for a breach of representations, warranties or covenants by Insight of this Agreement, and in such event the Company shall have the right to sue Insight for monetary damages.

            c.  Breach by the Company.  No such termination will relieve the
                ---------------------
     Company from liability for a breach of representations, warranties or covenants by the Company of this Agreement, and in such event Insight shall have all rights and remedies available at law and equity, including the remedy of specific performance. Insight shall have the right to sue for specific performance of this Agreement without termination of this Agreement in the event of a breach of this Agreement by Source. The parties recognize that if the Company breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Insight for its injury, and the Company hereby waives the defense that there is an adequate remedy at law.

            d.  Mutual Breach.  Without limiting the generality of the
                -------------
     foregoing, or any applicable law, (i) Insight may not rely on the failure of any condition precedent set forth in Article VII of this Agreement and
     (ii) the Company may not rely on the failure of any condition precedent set forth in Article VIII of this Agreement, in the case of (i) or (ii) above to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms hereof.

                                  ARTICLE XII
                                    Notices
                                    -------

      Section 12.1  Procedure and Addresses. All notices, requests, demands and
                    -----------------------
other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, or on the third business day following deposit in the U.S. mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission (with a confirmation of receipt) or on the next business day if by a nationally recognized courier service, at the following addresses:

     If to Source:

     Source Media, Inc.
     Attention: Stephen W. Palley, Chief Executive Officer
     5400 LBJ Freeway, Suite 680
     Dallas, Texas 75240
     Fax: (972) 701-5454

     With a copy to:

     Robert L. Winikoff, Esq.
     Cooperman Levitt Winikoff Lester & Newman, P.C.
     800 Third Avenue
     New York, NY 10022
     Fax: (212) 755-2839


     If to Insight:

     Insight Interactive, LLC
     c/o Insight Communications Company, Inc.
     Attention: Michael S. Willner
     126 East 56/th/ Street
     New York, NY 10022
     Fax: (212) 371-1549

     with copies to:

     Dow, Lohnes & Albertson
     1200 New Hampshire Avenue, NW
     Suite 800
     Washington, DC 20036
     Attention: Leonard Baxt, Esq.
     Fax: (202) 776-2222


      Section 12.2  Change of Notice Address.  Any party may change the address
                    ------------------------
to which such communications are to be directed to it by giving written notice to the other party in the manner provided in Section 12.1.

                                  ARTICLE XII
                                    General
                                    -------

      Section 13.1  Entire Agreement.  This Agreement, together with the
                    ----------------
schedules and exhibits hereto, and the other agreements, documents and instruments being delivered at the Closing, set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, whether written or oral. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by or on behalf of any party hereto which is not set forth in this Agreement.

      Section 13.2  Headings.  The Article and Section headings contained in
                    --------
this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 13.3  Governing Law; Jurisdiction and Venue.  This Agreement shall
                    -------------------------------------
be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, excluding the conflict of laws provisions thereof that would otherwise require the application of the law of any other jurisdiction. The parties hereto acknowledge and agree that the state and federal courts sitting in the State of Delaware shall have jurisdiction in any matter arising out of this Agreement, and the parties hereby consent to such jurisdiction and agree that the venue of any such matter shall also be proper in such state and federal courts sitting in the State of Delaware.

      Section 13.4  Counterparts.  This Agreement may be executed in multiple
                    ------------
counterparts (including counterparts executed by one party), each of which shall be an original, but all of which shall constitute a single agreement.

      Section 13.5  Binding Agreement; Assignment.  This Agreement shall be
                    -----------------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but this Agreement shall not be assignable by either party without the prior written consent of the other party except that Insight may assign this Agreement to any Affiliate without the prior written consent of the Company.

      Section 13.6  Amendment.  This Agreement may be amended only in a writing
                    ---------
executed by the parties hereto which specifically states that it amends this Agreement.

      Section 13.7  No Waiver.  Failure of any party to insist upon strict
                    ---------
observance of or compliance with any term of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, or in the future.

      Section 13.8  Severability.  If any term, covenant or condition of this
                    ------------
Agreement or the application thereof to any person or circumstance (other than a term, covenant, condition or application which affects the essence of this Agreement) shall, to any extent, be invalid or unenforceable, such unenforceability shall not affect any other provision hereof. If any provision of this Agreement is held invalid or unenforceable because the fulfillment of such provision would involve exceeding the limit of validity prescribed by law, then upon the occurrence of such a determination, the obligation to be fulfilled shall be reduced to the limit of validity prescribed by law. If the provision of the Agreement which is found to be invalid or unenforceable cannot be modified so as to be enforceable under existing laws, unless such provision affects the essence of this Agreement, this Agreement shall be construed and enforced as if such provision had not been included herein.

      Section 13.9  Certain Definitions.  As used in this Agreement, the
                    -------------------
following terms have the meanings set forth below. Other terms that are defined elsewhere in this Agreement shall have the meaning as therein set forth.

          "Affiliate" shall mean, when used with respect to a Person, any other Person, which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise. Notwithstanding the above, neither Insight nor the Company (nor their Affiliates) shall be deemed an "Affiliate" of the other as used herein by reason of their common ownership of NewCo, and NewCo shall not be deemed an Affiliate of either Insight or the Company for purposes of this Agreement.

          "Fully Diluted" shall mean, as of any date of determination, that for purposes of calculating the relevant percentage there shall be deemed outstanding at the time of calculation all shares of Voting Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of any warrant, option or other right to subscribe for, purchase or otherwise acquire directly or indirectly, any such shares of Voting Stock.

          "New Securities" shall mean any equity securities of the Company, whether now or hereafter authorized and including Common Stock and preferred stock, and all rights, options or warrants to purchase any such securities of the Company, and securities and indebtedness of any type whatsoever that are, or may become convertible into or exchangeable for capital stock of the Company, in each case to the extent issued after the date of this Agreement, other than (i) up to a maximum of 8,147,139 shares of Common Stock which may hereafter be issued in accordance with the exercise of warrants, stock options or put rights identified on Schedule 4.3, (ii) the stock, options and warrants (and the stock issued upon exercise of such options and warrants) set forth in Notes A, B and C on
     Schedule 4.3, (iii) the grant of employee stock options, stock appreciation rights or other awards pursuant to any stock option plan adopted by the Board of Directors of the Company, (iv) the issuance of Common Stock upon the exercise of any of the employee stock options, stock appreciation rights or other awards specified in clause (iii) above, (v) the issuance of any Common Stock, preferred stock or Rights in order to effect any merger, consolidation or other acquisition of any Person, business, division or assets outside the ordinary course of business, and (vi) the issuance of any capital stock or Rights by the Company for sale pursuant to a registration statement filed with the Securities and Exchange Commission.

          "Person" shall mean a domestic or foreign natural person, general or limited partnership, limited liability partnership, limited liability company, trust, estate, association or corporation.

          "Proportionate Share" shall mean a fraction, the numerator of which is the total number of shares of Common Stock owned by a Person and the denominator of which is the total number of shares of Common Stock issued and outstanding.

          "Rights" shall mean any option, warrant, security, rights or other instrument convertible into or exchangeable or exercisable for, or otherwise giving the holder thereof the right to acquire, directly or indirectly, any Common Stock or any other such option, warrant, security, right or instrument, including without limitation, any instrument the value of which is measured by reference to the value of the Common Stock.

          "Taxes" shall mean any tax based upon, or measured by, income or gross receipts, and any sales, use, ad valorem, transfer, franchise, payroll, employment, excise, occupation, premium, property or other taxes (including any interest or any penalties or additional amounts imposed by any taxing authority).

          "Voting Stock" shall mean equity interests with voting power under ordinary circumstances entitling the holders thereof to elect the board of directors or other governing body.



             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Common Stock and Warrants Purchase Agreement as of the day and year first written above.



                       SOURCE MEDIA, INC.


                       By: /s/ Stephen W. Palley
                           ------------------------------------------
                           Stephen W. Palley, Chief Executive Officer



                       INSIGHT INTERACTIVE, LLC

                       By:  Insight Communications Company, Inc.
                              Its sole member


                       By:  /s/ Michael S. Willner
                            ------------------------------------------
                            Name:   Michael S. Willner
                            Title:      President

                                 SCHEDULE LIST


  Schedule            Description
  --------            -----------


     4.2              Source Subsidiaries

     4.3              Source Capitalization Table

     4.5              Source Agreements Requiring Consent

     4.7              Source Litigation

     4.8              Source Contracts

     4.9              Source Intellectual Property

     4.11             Source Tax Exceptions

                                  EXHIBIT LIST


Exhibit           Description
-------           -----------


A                 Form of Stock Purchase Warrant

B-1               Form of the Certificate of Amendment

B-2               Form of the Certificate of Designations

C                 Form of Control Share Acquisition Agreement